Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2004 included in ICOP Digital, Inc.’s (formerly Vista Exploration Corporation) Form 10-KSB for the year ended December 31, 2003 and to all references to our Firm included in this Registration Statement.

Cordovano and Honeck, P.C.

Denver, Colorado

December 10, 2004